Exhibit 10.1

CONTRACT OF EMPLOYMENT

ELASTICSEARCH LIMITED

and

SHAY BANON

CONTRACT OF EMPLOYMENT

This Contract of Employment dated 19 June 2023 (this "Contract") is made between:
Employer: Elasticsearch Limited registered at Southampton Street 5, London, WC2E 7HA, United Kingdom (company number 08362475) (“the Company”); and
Employee: Shay Banon (“You” or “Employee”).

This Contract, along with the Change in Control and Severance Agreement between you, Elasticsearch, Inc. and Elastic N.V. (the “Parent”) and the Assignment of Technology Agreement between you and Elasticsearch Global B.V. dated 3 September 2012, constitutes the entire agreement between you and any company in the Group and supersedes any prior agreement or arrangement in respect of the employment relationship between you and the Group from the Commencement Date, including the US employment agreement dated 9 September 2022, the Notice of Key Terms of Employment with Elastic Technologies (Israel) Limited, the Proprietary Information and Inventions Assignment Agreement dated 9 September 2022 and the Confidential Information and Invention Assignment Agreement between you and Elasticsearch, Inc. dated 4 September 2018.
1.Definitions
1.1.In this Contract:
"Board” means the board of directors of the Parent from time to time (including any committee of the Board duly appointed by it).
“Commencement Date” means the day your employment with the Company commences, which shall be 1 September 2023.
“Confidential Information” means all and any trade secrets or any other information however recorded or preserved of the Company or any Group Company or any of its or their customers, suppliers or agents which the Company or Group Company regards as confidential, commercially sensitive or in respect of which it owes an obligation of confidentiality to a third party which is not part of your own knowledge and experience and which is not readily ascertainable to persons not connected with the Company or any Group Company either at all or without significant expenditure of labour, skill or money, including but not limited to:
1.1.1.information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service;
1.1.2.secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company and/or any Group Company;
1.1.3.lists or details of customers, potential customers or suppliers or the arrangements made with any customer or supplier; and
1.1.4.any information in respect of which the Company and/or any Group Company owes an obligation of confidentiality to any third party.
"Employment IPRs” means Intellectual Property Rights created by you in the course of your employment with the Company or any Group Company (whether or not during working hours or using the Company’s or any Group Company’s premises or resources).
"Group Companies" or "Group" means the Company and any holding company or any parent company or any subsidiary or subsidiary undertaking of the Company or such companies, as such terms are defined in s 1159, s 1162 (together with Schedule 7 and the definition of "parent company" in s 1173), s 1161 and Schedule 6 of the Companies Act 2006, and "Group Company" means any of them.
"Intellectual Property Rights" means patents, rights to inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights to use and preserve the confidentiality of information (including Know-How and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
“Invention” any technique, process, improvement, invention, idea, innovation, development or discovery (whether patentable or not or capable of registration) which you (whether alone or with any other person) make, conceive, create, develop, write, devise or acquire at any time during the course of your employment (whether or not during working hours or using Company and/or Group Company premises or resources, and whether or not recorded in material form).
“Know-How” means formulae, methods, plans, Inventions, discoveries, improvements, processes, performance methodologies, techniques, specifications, technical information, tests, results, reports, component lists, manuals and instructions.
"Works" means all works including without limitation all records, reports, documents, papers, plans, drawings, designs, models, transparencies, photographs, graphics, logos, typographical arrangements, computer programs, software, and all other materials in whatever form (whether in hard copy, electronic or any other form), originated, conceived, prepared, developed or written by you alone or with others during the course of your employment (whether or not during working hours or using Company and/or Group Company premises or resources).
1.2.Any reference in this Contract to a statute or statutory provision will include a reference to that statute or provision as from time to time amended, consolidated, extended, modified or re-enacted and to any subordinate legislation made under it.
2.Commencement of Employment
2.1.Your employment with the Company will commence on the Commencement Date. However, your prior employment within the Group, which commenced on 1 May 2012, counts towards your period of continuous employment with the Company and therefore your continuous employment for the purposes of the Employment Rights Act 1996 commenced on 1 May 2012. Your employment with the Company is conditional on your successful work visa approval.
2.2.No probationary period applies to your employment.
3.Job title, Reporting and Duties
3.1.Your job title is Executive Director designated as Chief Technology Officer of the Parent. You will report to Ashutosh Kulkarni (your "Line Manager"), or such other person as may be authorised by the Company and notified to you. Your Line Manager has the right in their absolute discretion to change the person or persons to whom you report. Your membership of the Board shall be subject to the Articles of Association of the Parent, the Board Rules of the Parent and any required Board and shareholder approvals.
3.2.You shall carry out such duties, functions and exercises of power as set out in the Parent’s Board Rules and as delegated or assigned to you by the Board or your Line Manager from time to time and comply with such instructions in connection with the business of the Company and the Group as the Board or your Line Manager determines from time to time and in accordance with the general fiduciary and statutory duties required of your office.
3.3.In addition to your main duties, you must at all times comply with the Parent’s Board Rules, the Company's Handbook, Policies, Codes of Conduct and any duties imposed on you by law. To the extent there is any inconsistency between the Handbook, Policies, Codes of Conduct and this Contract, the Contract shall prevail.
3.4.You will, if and for as long as the Company requires, during the term of this Contract carry out duties for the benefit of or on behalf of any Group Company and/or act as a director, officer or employee of the Company or any Group Company and shall comply with the Articles of Association of the Company and/or any Group Company (as amended from time to time).
3.5.During your employment:
3.5.1.You may be required to undertake certain compulsory training in respect of your role and general employment from time to time. Details of this and any additional non-compulsory training to which you may have access will be made available to you throughout your employment.
3.6.You will, at all times during the term of this Contract:
3.6.1.devote the whole of your time, attention and ability during your working hours to the duties of your employment;
3.6.2.faithfully and diligently perform your duties and exercise only such powers as are consistent with them;
3.6.3.obey all and any lawful and reasonable directions of the Company or any Group Company;
3.6.4.use your best endeavours to promote, develop and extend the interests of the Group giving the Company the full benefit of your knowledge, expertise and technical skills;
3.6.5.not knowingly or deliberately do anything which is to the Company’s or Group’s detriment, including having any direct or indirect involvement in discussions with any other employees of the Company or Group, head-hunters or potential employers about leaving the employment of the Company with other employees of the Group to join a new employer as part of a team of more than one person;
3.6.6.promptly give to the Board (in writing if requested) all information, explanations and assistance that the Board may require in connection with the business or affairs of the Company and, where appropriate the Group, and your employment under this Agreement;
3.6.7.disclose immediately to the Board anything of which you become aware or in which you become involved which affects adversely or may affect adversely the business, interests or reputation of the Company or any Group Company including but not limited to acts of misconduct, dishonesty, breaches of contract, fiduciary duty or company rules whether by you personally or by a director or employee of the Company or any Group Company, irrespective of whether doing so may be self-incriminating on your part.
4.Place of Work
Your normal place of work is the Company's London office. You may also work from home from time to time, subject to prior arrangement with your Line Manager and compliance with applicable Company policies and the provisions in Schedule 1 relating to home working.
Your role is likely to require extensive travel, both within the UK and internationally. It is your responsibility to ensure that you hold a valid passport at all times to ensure you are able to carry out such travel; failure to do so may be considered a disciplinary issue.
4.1.There is no current requirement for you to work outside the United Kingdom for any consecutive period in excess of one month.
5.Hours of Work
5.1.The normal hours of business of the Company and your normal working hours are from 9.00 am to 5:30 pm from Monday to Friday with an unpaid lunch break of half an hour each day. However, owing to the nature of your job you will be expected to work such additional hours (without additional remuneration or time off in lieu) that are necessary to fulfil your duties.
5.2.In view of your seniority and managerial duties and responsibilities, you are regarded as a “managing executive” for the purposes of the Working Time Regulations 1998 and accordingly the maximum weekly working hours provided for under the Working Time Regulations 1998 do not apply.
5.3.By your signature to this statement, you confirm that you do not undertake any other work for any employer and undertake to seek the consent of the Company before undertaking work for any other employer.
6.Salary
6.1.Your basic salary is GPB 401,900 gross per annum, which will be paid subject to deduction of such tax and national insurance as the Company is required by law to deduct (your “Salary”). Your Salary will accrue from day to day and will be paid in equal monthly instalments in arrears by credit transfer to your bank account on or around the last working day of each month.
6.2.The Compensation Committee of the Board will review your Salary annually. There is no obligation on the Compensation Committee of the Board to recommend to the Board to increase your Salary following a review and the fact that your Salary may be increased in any year or years during your employment does not confer any right on you to receive any increase in any subsequent year.
6.3.You authorise the Company to deduct from your Salary or any other sums due to you, including any payment due to you on termination of your employment, any sums due from you to the Company, any sums you owe to the Company, including, without limitation, repayment of any loans or advances (including advances on expenses), all sums owed by you to the Company or any Group Company, including but without limitation the balance of any loans (and interest where appropriate) advanced by the Company to you and any overpayment of your Salary or benefits, or accrued holiday pay and the cost of any damage to or loss of or failure to return the Company's property caused by you.
7.BONUS
7.1.You will be eligible to receive an annual bonus (the “Target Bonus”) of up to 60% of Salary, less applicable deductions, upon achievement of performance objectives to be mutually agreed upon between you and the Board under Elasticsearch, Inc.’s Executive Incentive Compensation Plan or any successor plan or arrangement adopted or implemented by Elasticsearch, Inc. The Target Bonus, or any portion thereof, will be paid as soon as practicable after the Board determines that the Target Bonus has been earned, save that no bonus payment will be made if:
7.1.1.you are subject to any capability and/or disciplinary procedures; and/or
7.1.2.your employment has terminated (whether lawfully or unlawfully) or you are under notice of termination (whether given by you or the Company).
7.1.3.If you have been notified that you are under investigation in accordance with the Company's disciplinary or capability procedure then your eligibility to be considered for a discretionary bonus will be postponed pending the conclusion of any such investigation and any subsequent disciplinary hearing or capability meeting.
8.Expenses
The Company will reimburse to you all expenses properly incurred by you in the performance of your duties, provided that you comply with the Company’s current policy relating to expenses and produces to the Company satisfactory evidence of expenditure.
9.Benefits and Paid Leave
9.1.Subject to Clauses 9.2 to 9.7 below, you shall be entitled to participate in such of the following schemes as the Company may operate from time to time:
9.1.1.medical insurance scheme providing cover for you and your spouse and dependent children up to 18 years' old;
9.1.2.life assurance scheme which shall pay to your beneficiaries a sum equal to 4 times your annual salary if you die during your employment with the Company;
9.1.3.a pension plan into which the Company will match your contributions up to 6% of Salary to the plan during each year of employment (payments being made in monthly instalments in arrears). The Company will comply with the employer pension duties in accordance with Part 1 of the Pensions Act 2008 by automatically enrolling eligible jobholders into its pension scheme and making such deductions as are required by law. Please see the accompanying pension letter (which may be amended by the Company from time to time) for further details.
9.2.Participation and entitlement to benefits under any of the schemes is subject to:
9.2.1.the terms of the relevant scheme as amended from time to time;
9.2.2.the rules or policies as amended from time to time of the relevant scheme provider;
9.2.3.acceptance by the relevant scheme provider; and
9.2.4.satisfaction of the normal underwriting requirements of the relevant scheme provider and the premium being at a rate which the Company considers reasonable.
9.3.The Company shall only be obliged to make any payment under any scheme where it has received payment from the relevant scheme provider for that purpose. If a scheme provider refuses to provide any benefit to you, whether based on its own interpretation of the terms and/or rules of the relevant scheme or otherwise, the

Company shall not be liable to provide you with any replacement benefit whatsoever or pay any compensation in lieu of such benefit.
9.4.The Company, in its absolute discretion, reserves the right to discontinue, vary or amend any of the schemes (including the provider and/or level of cover provided under any scheme) at any time on reasonable notice to you.
9.5.Any other benefit provided to you shall, unless otherwise agreed in writing, be at the absolute discretion of the Company who may, at any time, withdraw or vary the terms of any such benefit as it sees fit.
9.6.You will be enrolled in the benefits schemes in this clause as soon as reasonably practicable following the Commencement Date and you agree to provide the Company with such information as may be required by the relevant scheme provider to enrol you in the schemes.
9.7.You agree that the Company shall be under no obligation to continue this Contract and your employment so that you continue to receive benefits under this Contract. In particular, you agree that the Company may terminate your employment notwithstanding any rights which you may have to participate in and/or obtain benefits under any permanent health insurance scheme which the Company operates from time to time. You agree that you shall have no entitlement to compensation or otherwise from the Company and/or any Group Company for the loss of any such entitlements and/or benefits.
9.8.You may be entitled to paid or unpaid leave subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time.
10.Holiday
10.1.You are entitled to 25 days’ paid holiday each year and the usual bank and public holidays where you are located. If you start or leave your employment during a holiday year, your holiday entitlement for that holiday year will accrue and be calculated pro-rata per complete calendar month worked, rounded up to the nearest half day.
10.2.The Company’s holiday year is 1 January to 31 December, and you should take your annual holiday allowance during this period. You may carry over a maximum of 10 days, but they must be taken by 31st March the following year. Any carry over holiday not taken by 31st March in the following holiday year will be lost and you will not be entitled to any compensation in respect of them, other than as required by law.
10.3.Notwithstanding Clause 12.2, you may carry up to 10 days of holiday forward to the following leave year, which must then be taken before 31 March, failing which any untaken days as at 31 March will lapse.
10.4.You must agree to the dates of your holiday in advance with your Line Manager. You should not commit yourself to bookings without first obtaining the agreement of your Line Manager to your chosen dates.
10.5.Holidays of more than 10 consecutive working days in duration will always be subject to business needs and prior consent of your Line Manager.
10.6.On the termination of your employment, you will be paid in lieu of any accrued but unused holiday entitlement. If you have taken in excess of your accrued holiday entitlement, a sum will be deducted from your final Salary payment and any excess will be recoverable from you. If the Company has terminated or would be entitled to terminate your employment under Clause 12.3 or if you have terminated your employment in breach of this Contract, any payment due under this clause shall be limited to your statutory entitlement under the Working Time Regulations 1998 (SI

1998/1833) and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.
10.7.The basis for payment and deduction referred to above shall be 1/260th of your Salary per day of holiday.
10.8.If you resign, or your employment is terminated by the Company, and you do not or are not required to work out your notice period, you will not accrue any holiday entitlement during that period.
10.9.The Company reserves the right to require you to take any accrued holiday entitlement during your notice period or garden leave.
11.Sickness or other absence
11.1.If you are absent from work as a result of sickness or injury, you must contact your Line Manager by 10am on the first day of absence to inform them of the reason for your absence and how long it is likely to last.
11.2.When you return to work, you will be required to complete a self-certification form for periods of up to 7 consecutive days (including weekends).
11.3.If the reason for your absence is sickness or injury which continues for more than seven consecutive days (including weekends) you must provide the Company with a medical certificate stating that you are not fit for work and the reason(s) why. This certificate should be sent to your Line Manager on or before the eighth day of sickness or injury or as soon as reasonably practicable. If your absence continues, further certificates must be provided to cover the whole period of absence until you return to work.
11.4.Provided that you have complied with the notice requirements set out in this clause, you will be entitled to supplemental sick pay to total 100% of your base pay for up to 12 weeks of absence due to sickness or injury in any consecutive 12-month period. Any further period will be paid as provided for under the statutory sick pay (SSP) legislation in force from time to time. You will give credit for any national insurance, sickness or other benefits obtainable by you under any legislation for the time being in force as a result of such absence. Monday to Friday (inclusive) in each week shall be qualifying days for the purposes of the legislation relating to SSP.
11.5.If you are incapable of performing your duties by reason of circumstances where you have a claim for compensation against a third party and you recover compensation for loss of earnings whether from that third party or otherwise, you shall repay to the Company a sum equal to the amount recovered or, if less, any amounts paid to you by the Company in respect of your absence.
11.6.The Company may, at any time during your employment, require you to undergo a medical examination (at the Company’s expense) with a medical practitioner nominated by the Company. You agree to such examination, and you authorise such medical practitioners to disclose and to discuss with the Company and its advisers the results of such examinations and you also authorise your own doctor to provide to any medical practitioner appointed by the Company any relevant extracts from your medical notes.
11.7.In the event that you are incapacitated during a period of holiday, you will only be entitled to treat that day as sick leave and retake as holiday if this is required by law and if you provide a certificate from a medical practitioner for each day of incapacity.
12.Termination
12.1.Subject to the remaining terms of this Contract, the Contract shall continue until terminated by either party giving the other not less than three months’ notice in writing.
12.2.Without prejudice to any other rights the Company or any Group Company may have, the Company may terminate your employment immediately by summary notice in writing without compensation or may accept any breach of this Agreement by you as having brought this Agreement to an end (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this clause) if you:
12.2.1.commits, repeats or continues any breach of this Agreement or your obligations under it including any material or persistent breach of your fiduciary duties;
12.2.2.commit any act of gross misconduct or gross incompetence or negligence or seriously breaches the Company’s policies and procedures;
12.2.3.commit any act of fraud or dishonesty relating to the Company, any Group Company or any of its or their employees customers or otherwise;
12.2.4.are convicted of a criminal offence (save for a motoring offence for which a fine or non-custodial sentence is imposed);
12.2.5.become bankrupt or make any arrangement or composition with your creditors generally;
12.2.6.are prohibited by law from being a director of a company or ceases to be a director of any Group Company without the prior consent or agreement of the Board;
12.2.7.are suspended or dismissed as a director of Parent by the general meeting of shareholders of the Parent, or if you are suspended as a director by the Board;
12.2.8.are, in the opinion of the Board or your Line Manager, incompetent in the performance of your duties;
12.2.9.act in a way (whether or not in the course of your employment) which brings or is likely to prejudice the interests or reputation of the Company or the Group;
12.2.10.become incapacitated from performing all or any of your duties by illness or injury (physical or mental) for a period exceeding 26 weeks (or such longer period as the Company may agree) in any period of 12 months whether or not your entitlement to Company sick pay has been exhausted and whether or not you have any actual or anticipated benefit of permanent health insurance.
12.3.On giving or receiving notice to terminate this Contract or at any time thereafter during the period of such notice, the Company may, at its absolute discretion, terminate your employment with immediate effect and pay you a sum equal to your basic Salary you would have received during your notice period pursuant to Clause 6.1 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions ("Payment in Lieu"). The Payment in Lieu shall not include any payment in respect of:
12.3.1.any bonus payments that might otherwise have been paid to you during the period for which the Payment in Lieu is made;
12.3.2.benefits which you would have been entitled to receive during the period for which the Payment in Lieu is made; or
12.3.3.any holiday entitlement that would have accrued to you during the period for which the Payment in Lieu is made.
12.4.If the Company exercises its discretion pursuant to Clause 12.3 the Payment in Lieu will be made to you within a reasonable period after the date on which notice is given but the termination of your employment will have immediate effect.  If the Company discovers after notice has been served that we would have been entitled to terminate your employment without notice for gross misconduct, you will cease to have any entitlement to payment pursuant to Clause 12.4 and any such payment already made will be recoverable as a debt. If the Company does not exercise its discretion to make a Payment in Lieu, you cannot enforce such payment as a contractual debt nor as liquidated damages and your sole remedy will be a claim in damages.
12.5.At any time after notice to terminate this Contract has been given or received by the Company, or if you purport to terminate your employment in breach of this Contract, the Company may, in its absolute discretion (and notwithstanding any other provisions of this Contract) elect to put you on garden leave for all or part of your notice period. In doing so, the Company may:
12.5.1.exclude you from all or any premises of the Company or the Group;
12.5.2.require you not, without the prior consent of the Board or your Line Manager, to engage in any contact (whether or not at your own instigation) with any customer, supplier, employee, director, officer or agent of the Company or any Group Company which touches and concerns the business affairs of the Group;
12.5.3.require you to carry out specified duties consistent with your status and experience for the Company or any Group Company or require you to carry out no duties at all, and
12.5.4.require you to return (to the Company and not retain copies of all documents, notes, reports, equipment, computer software, keys and passes and any other property that belongs to the Company or any Group Company or which refers to or contains any Confidential Information and is in your possession, power or control.
12.6.During any garden leave period you are required to remain available to attend the workplace if required and may not be engaged in any capacity with another company without written permission. For the avoidance of doubt, your duties and obligations of confidentiality under this Contract will continue to apply during any period of garden leave and after your employment terminates.
12.7.Before and after termination of your employment, you will provide the Company and/or any Group Company or its or their agents with any assistance it or they may request in connection with any proceedings or possible proceedings, including any internal investigation or administrative, regulatory or judicial investigation, inquiry or proceedings, in which the Company and/or Group Company is or may be involved. The Company will reimburse you for your reasonable expenses incurred in fulfilling your obligations under this clause. However, you shall not be entitled to any other payment or remuneration in consideration of your assistance.

13.Intellectual Property
13.1.You acknowledge that all Employment IPRs and all materials embodying and recording them will automatically belong to the Company to the fullest extent permitted by law. If such Employment IPRs and all materials embodying and recording them do not automatically vest in the Company or Relevant Group Company, you hereby assign (including by way of present assignment of future rights) to the Company or Relevant Group Company all such rights with full title guarantee. To the extent that such an assignment is not permitted or is unenforceable by the operation of law you hold them on trust for the Company or Relevant Group Company.
13.2.You acknowledge that, because of the nature of your duties and the particular responsibilities arising from the nature of those duties, you have, and shall have at all times while employed by the Company, a special obligation to further the Company’s and the Group’s interests.
13.3.To the extent that legal title in any other Intellectual Property Rights do not vest in the Company or Relevant Group Company by virtue of Clause 13.1, you hereby agree immediately upon creation of such rights and inventions to offer to the Company or Relevant Group Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company or Relevant Group Company receiving the offer, the Company or Relevant Group Company will refer the dispute to an arbitrator who will be appointed by the President of Chartered Institute of Patent Attorneys. The arbitrator’s decisions will be final and binding on the parties and the costs of arbitration will be borne equally by the parties. You agree to keep such Intellectual Property Rights offered to the Company or any Relevant Group Company under this Clause 13.3 confidential until such time as the Company or Relevant Group Company has agreed in writing that you may offer them for sale to a third party.
13.4.You agree:
13.4.1.to give the Company full written details of all Employment IPRs which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;
13.4.2.at the Company’s request or that of any Group Company and in any event on the termination of your employment to give to the Company or any Relevant Group Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;
13.4.3.not to attempt to register any Employment IPRs unless requested to do so by the Company or any Relevant Group Company; and
13.4.4.to keep confidential all Employment IPRs unless the Company or any Relevant Group Company has consented in writing to its disclosure by you.
13.5.You waive all your present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs and agree not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.
13.6.You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to you in respect of your compliance with this clause. This clause is without prejudice to your rights under the Patents Act 1977.
13.7.You undertake to execute all documents and do all acts both during and after your employment by the Company or any Group Company as may in the opinion of the Company be necessary or desirable to vest the Employment IPRs in the Company or any Relevant Group Company, to register them in the name of the Company or any Relevant Group Company where appropriate throughout the world and for the full term of those rights and to protect and maintain the Employment IPRs. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse or procure the reimbursement of your reasonable expenses of complying with this Clause 13.7.
13.8.You agree to give all necessary assistance to the Company or any Group Company at the Company’s or any Relevant Group Company’s reasonable expense to enable it/them to enforce its/their Intellectual Property Rights against third parties and to defend claims for infringement of third party Intellectual Property Rights.
13.9.You irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.
14.Return of Company Property
14.1.On the termination of your employment for whatever reason, or upon any earlier demand by the Company, you will immediately return to the Company copies of all documents, notes, reports, equipment, laptop, computer software, keys and passes and any other property that belongs to the Company or any Group Company or which refers to or contains any Confidential Information and is in your possession, power or control and shall not retain copies (whether electronic or otherwise) or any Company property.
14.2.If you have any Confidential Information or work you have carried out for the Company or any Group Company which is stored on a device (including a personal computer, laptop computer, web-server, personal digital assistant, your telephone handset, any other mobile telephone, disk, memory or any other device) which does not belong to the Company you undertake that you will notify the Company of this fact and provide the Company with access to such device so that it can download the information and/or supervise its deletion from the device concerned.
15.Confidentiality
15.1.You shall not either during your employment or at any time after its termination (howsoever arising), directly or indirectly, use, disclose or communicate to any person whatsoever and, shall use your best endeavours to prevent the publication or disclosure of any Confidential Information.
15.2.Clause 15.1 does not apply to:
15.2.1.any use or disclosure in the proper performance of your duties under this Contract, as authorised by the Company or the Board and/or as required by law;
15.2.2.any disclosure in order to report an offence to a law enforcement agency or to co-operate with a criminal investigation or prosecution;
15.2.3.any disclosure for the purposes of reporting misconduct or a serious breach of regulatory requirements to any body responsible for supervising or regulating the matters in question;
15.2.4.any disclosure to professional advisers, medical professionals and/or counsellors bound by a duty of confidentiality;
15.2.5.any information which is already in or comes into the public domain other than through your unauthorised disclosure; and/or
15.2.6.any protected disclosure within the meaning of s43A Employment Rights Act 1996 provided, where at the relevant time you are employed by the Company, you have fully complied with the Company's procedures relating to such disclosures.
15.3.You must immediately inform us if you become aware of the possession, use or knowledge of any Confidential Information by any person not authorised to possess, use, or have knowledge of the Confidential Information, whether during your employment or thereafter and you must at our request provide such reasonable assistance as is required to deal with such event.
15.4.Nothing in this Clause 15 will prevent you from disclosing Confidential Information where it is required to be disclosed by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceeding or claim or otherwise by applicable law.
15.5.Failure by you to comply with this Clause 15 shall represent gross misconduct entitling us to terminate your employment with immediate effect.
16.Conflicts of Interest
During your employment, you will not without the prior written consent of the Board, be directly or indirectly employed, engaged, concerned or interested in any trade, business or profession other than the business of the Company or any Group Company save for the holding as a passive investor only of not more than 5% of the issued ordinary shares of any company of a class which are listed or traded on the London Stock Exchange or any other recognised stock exchange. During your employment with the Company, you will not obtain or seek to obtain, or permit any other person to obtain or seek to obtain, any financial or other competitive advantage (direct or indirect) from the disclosure, downloading, uploading, copying, transmittal, removal or destruction of information acquired by you in the course of your employment, whether or not that information is Confidential Information.
17.Restrictive Covenants
Without prejudice to the other terms of this Contract, you agree that following the termination of your employment for any reason whatsoever, you will be bound by and you will comply with the terms set out in Schedule 2 of this Contract.
18.Passing Off
You agree that, save in the proper performance of your duties, you will not during your employment or after the termination of your employment, make use of any corporate or business brand or domain name or logo or style which is identical or similar to or likely to be confused or associated with any corporate or business brand or domain name or logo or style of the Company or any Group Company or which might suggest a connection with the same.
19.Disciplinary and Grievance Procedures
19.1.You are subject to the Company’s disciplinary rules and procedures in force from time to time copies of which are available from Human Resources and such other procedures of this nature as may from time to time be adopted. Application of any such procedure is at the Company's discretion and is not a contractual entitlement.
19.2.If you are dissatisfied with any disciplinary decision to dismiss you, you should refer such dissatisfaction in writing to Human Resources, who will proceed in accordance with the appeal procedure set out in the appropriate Company procedure.
19.3.If you have any grievance relating to your employment (other than one relating to a disciplinary decision or a decision to dismiss you), you should refer such grievance in writing to Human Resources in accordance with the Company's grievance procedure in force from time to time. If the grievance is not resolved at this stage, you can appeal in accordance with the appeal procedure set out in the grievance procedure. Application of the grievance procedure is discretionary and not a contractual entitlement.
19.4.The Company may amend these procedures from time to time.
20.Suspension
The Company, the Board or your Line Manager may suspend you from any or all of your duties where it considers it to be necessary for the purposes of investigating an allegation of misconduct against you. During any period of suspension, you shall continue to receive your Salary and contractual benefits but you will not (unless requested by the Company, the Board or your Line Manager) attend any premises of the Company or the Group, carry out your duties, access the Company’s or the Group’s information technology systems or contact any employees, customers, suppliers or other business contacts of the Company or the Group.
21.RESIGNATION AS DIRECTOR
21.1.You will on termination of your employment for any reason, or on commencement of any period of exclusion pursuant to Clause 12.5, at the request of the Board, give notice resigning immediately without claim for compensation (but without prejudice to any claim they may have for damages for breach of this Agreement):
21.1.1.as a director of any Group Company; and
21.1.2.all trusteeships you hold of any pension scheme or other trusts established by the Company or any Group Company or any other company with which you have had dealings as a consequence of your employment with the Company.
21.2.If notice pursuant to Clause 21.1 is not received by the relevant company within 48 hours of the Termination Date or a request by the Board, the Company (or such Group Company as may be applicable) is irrevocably authorised to appoint a person to execute any documents and do everything necessary to effect such resignation or resignations on your behalf.
21.3.Except with the prior written agreement of the Board, you will not during your employment under this Agreement resign your office as director of any Group Company.
22.Data Protection and Email Security
22.1.You acknowledge that the Company shall hold and otherwise process personal data including (without limitation) sensitive personal data relating to you for legal, personnel, administrative and management purposes as further described in all applicable employee privacy notices and policies notified to you from time to time.
22.2.You agree to comply with the Company’s policies in force from time to time regarding the processing of personal data and the use of equipment provided to you for use in the normal course of your employment including, without limitation, any method of electronic communication.
22.3.You agree to keep the Company up to date in relation to any changes to the personal data that the Company may process in relation to you.
22.4.For the purposes of this Clause 22, the Company may transfer, disclose, transfer or give access to data to jurisdictions outside the European Economic Area as further described in the applicable Company privacy notices and policies as amended from time to time.
22.5.All communications, whether by telephone, email, fax or any other means, which are transmitted, undertaken or received using Company property or on Company premises, or which relate to the Company's affairs, will be treated by the Company as work-related and are subject to occasional interception, recording and monitoring without further notice. You should not regard any such communications as private.
22.6.Interception, recording and monitoring of communications is intended to protect the Company's business interests, for example but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company to comply with relevant legal requirements. Such interception, recording and monitoring will not be undertaken for prurient interest.
22.7.Intercepted communications may be used as evidence in disciplinary or legal proceedings, including in any such action against you.
23.Right to Work in the UK
If you require immigration permission to work in the UK, you warrant and undertake that you are entitled to work in the UK and that you will:
23.1.on request, provide the Company with such documentary evidence on or around 1 January of each year and as it requires from time to time, to prove that you have immigration permission to work for the Company in the role set out in this Contract and in order for it to check your immigration status;
23.2.notify the Company immediately of any change to your immigration status;
23.3.keep the Company notified of any changes to your home address and phone number (including mobile phone number, if you have one). For these purposes, you should be aware that the Company needs to maintain a history of your contact details, not just your current details;
23.4.notify the Company of any absences; and
23.5.notify the Company of any change in circumstances which may affect your right to work for the Company or to live in the UK.
24.Collective Agreements
There are no collective agreements affecting your terms and conditions of employment.
25.Governing Law
This Contract shall be interpreted and construed in accordance with the laws of England and shall be subject to the exclusive jurisdiction of the English Courts.
26.Third Party Rights
Nothing in this Contract is intended to confer on any person any right to enforce any term of this Contract which that person would not have had but for the Contract (Rights of Third Parties) Act 1999.
27.Counterparts
This Contract may be executed in any number of counterparts, each of which when signed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

THIS DOCUMENT is executed as a deed and delivered on the date stated at the beginning of this Deed.

EXECUTED as a deed by
ELASTICSEARCH LIMITED
acting by one authorized signatory Marielle Reints in the presence of Rolly Srivastava Khera:
/s/ Marielle Reints

Witness signature:    /s/ Rolly Srivas
Name:    Rolly Srivastava Khera
Address:    Keizersgracht 281 1016 ED Amsterdam The Netherlands
Occupation:    Senior Compensation Consultant at Elastic

SIGNED as a deed by
SHAY BANON /s/ Shay Banon
in the presence of Said Boscovic
Witness signature /s/ Said Boscovic
Name: Said Boscovic
Address: Keizersgracht 281, 1016 ED Amsterdam, The Netherlands
Occupation: Director Immigration & Mobility at Elastic

SCHEDULE 1
1.HOME WORKING
1.1You are entitled to a rest break of 20 minutes for every six hours that you work. It is your responsibility to ensure you take this rest break.
1.2You agree to comply with all health and safety guidelines, instructions and policies which the Company may give to you from time to time and to complete without delay all health and safety questionnaires that the Company may send to you from time to time.
1.3Any Company property provided to you in order to perform your duties at your home shall remain the property of the Company. Where equipment is provided you must:
(a) use it only for the purposes for which it has been provided;

(b) take reasonable care of it and use it only in accordance with any operating instructions and our policies and procedures; and

(c) not permit use of it by any person other than yourself and authorised representatives of the Company.

1.4We shall be liable for the costs of installing, servicing and maintaining the Company property, as necessary. You shall be responsible for any damage to the Company property which goes beyond ordinary wear and tear. You are required to report to the Company any such damage or malfunction of the Company property as soon as you become aware of it.
1.5You shall be responsible for taking out and maintaining a valid policy of insurance covering Company property against fire, theft, loss and damage throughout your employment. You shall ensure that the level of cover and other terms of insurance are acceptable to the Company and shall on request supply to the Company copies of such insurance policy and evidence that the relevant premiums have been paid. You shall not do, cause or permit any act or omission which will invalidate the insurance policy covering the Company property.
1.6You consent to the Company's representatives, at reasonable times and on reasonable notice, entering your home address to:
(a) install, inspect, replace, repair, maintain or service the Company property during your employment;

(b) carry out health and safety risk assessments of the Company property and your workstation during your employment; and

(c) recover the Company property on or after termination of your employment.

1.7We shall not be responsible for the maintenance, replacement, or repair in the event of loss or damage to any personal equipment used by you when working for us.
1.8We are not responsible for associated costs of you working from home including the costs of heating, lighting, electricity or telephone calls.
1.9You are responsible for ensuring the security of confidential information in your home. In particular, you undertake to:
(a) encrypt and/or protect by password any confidential information held on your home computer;

(b) lock your computer terminal whenever it is left unattended;

(c) ensure any wireless network used is secure;

(d) keep all papers containing confidential information in filing cabinets that are locked when not in use; and

(e) comply with the Company's data protection policy from time to time in force regarding the retention of personal data.

1.10You confirm that you have read and understand our policies relating to computer use, electronic communications, software and data security and that you will regularly keep yourself informed of the most current version of these policies.
1.11If you discover or suspect that there has been an incident involving the security of information relating to the Company, clients, customers or anyone working with or for the Company, you must report it immediately to your manager.

SCHEDULE 2
POST-TERMINATION RESTRICTIONS
1.DEFINITIONS
In this Schedule, unless the context otherwise requires, the following additional definitions shall apply (in addition to the definitions contained in the Contract to which this Schedule is annexed and of which it forms a part):
Capacity: as agent, consultant, director, employee, owner, partner, independent contractor, shareholder or in any other capacity.
Garden Leave: any period during which the Company has exercised its rights under Clause 12.6 of the Contract.
Relevant Period: means the period starting 12 months prior to the Termination Date and ending on the Termination Date.
Restricted Business: means any business activity carried on by the Company or Group during the Relevant Period that you were involved in to a material extent or for which you developed products or programs or about which you received Confidential Information.
Restricted Customer: any firm, company, entity or person:
(i)who, during the Relevant Period, was a customer of the Company or the Group or with whom the Company or any Group Company was negotiating with a view to supplying goods or services, or actively and directly seeking to supply goods or services; and
(ii)with whom you had material dealings or in relation to whom you have acquired Confidential Information.
Restricted Supplier: any firm, company, entity or person:
(i)who during the Relevant Period has supplied goods or services to the Company or any Group Company on terms other than those available to another purchaser in the market during that period, whether by reason of exclusivity (either de facto or contractually obliged), price or otherwise; and
(ii)with whom you have had material dealings during the Relevant Period or in relation to whom you have acquired Confidential Information.
Restricted Person: anyone employed or engaged by the Company or any Group Company in a senior, executive, professional, technical, marketing, distribution, sales or managerial capacity and who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you had material dealings in the Relevant Period.
Termination Date: the date of termination of your employment with the Company.
2.POST-TERMINATION RESTRICTIONS
2.1In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which you have access as a result of your employment under this Contract, you undertake and covenant with the Company (for itself and as trustee and agent for each Group Company) that you shall not (save as the beneficial owner of shares or other securities of a body corporate whose shares are quoted on a Recognised Investment Exchange and which when aggregated with shares or securities beneficially owned by your spouse and/or children, total no more than five per cent of any single class of shares or securities in such body corporate):
(a)for 6 months after the Termination Date, induce, solicit or entice away (or endeavour to induce, solicit or entice away) from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or
(b)for 6 months after the Termination Date in the course of any business concern which is in competition with any Restricted Business, induce, solicit, proactively offer to employ or employ; offer to engage or engage; or otherwise proactively endeavour to entice away from the Company or any Group Company any Restricted Person or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement; or
(c)for 3 months after the Termination Date, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or
(d)for 6 months after the Termination Date, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or
(e)at any time after the Termination Date, represent yourself as connected with the Company or any Group Company in any Capacity.
2.2None of the restrictions in Clause 2.1 of this Schedule shall prevent you from:
(a)being engaged or concerned in any business concern to the extent that your duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or
(b)being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent in the 6 months prior to the Termination Date.
2.3The restrictions imposed on you by Clause 2.1 of this Schedule apply to you acting:
(a)directly or indirectly; and
(b)on your own behalf or on behalf of, or in conjunction with, any firm, company or person.
2.4The periods for which the restrictions in Clause 2.1 of this Schedule apply shall be reduced by any period that you spend on Garden Leave immediately prior to the Termination Date.
2.5The Company may at its discretion by notice in writing to you waive or reduce the periods for which the restrictions in Clause 2.1 of this Schedule apply.
2.6If you receive an offer to be involved in a business concern in any Capacity during your employment under this Contract, or prior to the expiry of the last of the covenants in Clause 2.1 of this Schedule, you shall give the person making the offer a copy of this Schedule and shall tell the Company the identity of that person immediately after accepting the offer.
2.7Each of the restrictions in this Clause 2.1 of this Schedule is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted or the period of it reduced, or area covered or range of activities reduced, such restriction shall apply with such modification as may be necessary to make it valid or effective.

2.8You will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in Clause 2.1 of this Schedule (or such of those restrictions as may be appropriate) in relation to that Group Company.
2.9You warrant that you believe the covenants contained within this Schedule to be reasonable as between the parties and that you have no present intention of ever arguing that the restraints are unreasonable or otherwise unenforceable.
2.10In the event of any clause or part of a clause contained in this Schedule being declared invalid or unenforceable by any court of competent jurisdiction, all other clauses or parts of clauses contained in this Schedule shall remain in full force and effect and shall not be affected thereby.

SIDE LETTER BY ELASTICSEARCH LTD
ELASTICSEARCH LIMITED (“ELASTIC”) PENSION

Elastic offers a pension plan which matches your contributions on a 1:1 basis up to 6% of your annual base salary to all eligible employees and have chosen Scottish Widows as scheme providers. This pension is fully compliant with Auto Enrolment and meets all the legislative requirements.

We believe the most tax efficient way of making employee pension contributions is via a salary sacrifice arrangement, which is the default way we approach your pension contributions at Elastic.

The effect of the salary sacrifice arrangement will be that your basic annual salary will be reduced by a default percentage of 6%, or such other percentage you decide to contribute within the limits of the Scottish Widows pension scheme available to employees of Elastic (“Your Pension Contribution”). We will contribute Your Pension Contribution to the Scottish Widows pension scheme on your behalf. You should bear in mind the impact that this change of remuneration could have on other benefit schemes that you are part of. If this is of concern, please speak to the HR team via askhr@elastic.co.

If you wish to opt out of this salary sacrifice arrangement, please let the HR Team’s Benefits Manager know within 14 days of your start date by writing to askhr@elastic.co. If you were to opt-out, this salary sacrifice arrangement would be revoked and your salary would return to the old level.

How do I join the Elastic pension?
Upon your employment with Elastic, you will be able to complete the pension joining form as part of your onboarding. Please note if you opt not to join the pension at this time, we may still be required to enrol you under our Auto Enrolment obligations.

What is Auto Enrolment?
Automatic Enrolment was introduced by the Government as an easy way to encourage people to start thinking and saving towards their retirement slightly earlier in their working life. It requires all employers to automatically enrol their employees into a workplace pension scheme if you meet the following criteria:

• are not already in a suitable workplace pension scheme;
• are at least 22 years old, but under state pension age;
• earn more than £10,000 a year;
• usually (ordinarily) work in Great Britain;
• are not otherwise statutorily exempt from auto-enrollment requirements.

If you are automatically enrolled, you will be defaulted to a 6% contribution from you which will be matched by a 6% contribution form Elastic. You do however have a right to opt-out of our pension scheme if you wish by informing the Benefits manager or pension scheme provider, Scottish Widows, within one month of the date on which you become a member of the scheme. We will provide you with further information, including how to opt out of the pension scheme and the key dates you should be aware of. If you do not meet the above criteria, you can still join the pension if you wish.

Yours sincerely,

/s/ Marielle Reints

Marielle Reints, Vice President, Legal